Exhibit 99.1

Form 4 Joint Filer Information

Name:	Scopia Management, Inc.
Address:	152 West 57th Street, 33rd Floor New York, NY 10019
Date of Event Requiring Statement:	07/18/18

Name:	Matthew Sirovich
Address:	152 West 57th Street, 33rd Floor New York, NY 10019
Date of Event Requiring Statement:	07/18/18

Name:	Jeremy Mindich
Address:	152 West 57th Street, 33rd Floor New York, NY 10019
Date of Event Requiring Statement:	07/18/18